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April 1, 1999

Mathias J. Barton
210 Polecat Road
Glen Mills, Pa. 19342

Dear Matt:

This is to confirm my offer to you to join Central Sprinkler as Senior Vice President Finance/CFO reporting directly to me. Your starting salary will be $145,000 per year plus a bonus opportunity of up to 35%. This bonus will be prorated for the current fiscal year ending October 31, 1999. You will receive up to $500 per month as a car allowance. Should you lose your job as a result of a change in ownership of the Company, you will be afforded one year of severance.

Additionally, you will be issued 15,000 stock options subject to the terms and conditions of our Equity Compensation Plan. You will be eligible for the regular benefits package including health insurance, short term and long term disability, 401k and ESOP in accordance with the plan guidelines. As an executive, subject to a physical, your life insurance will be three times your annual salary with the imputed income tax responsibility at year end. As we discussed, your vacation eligibility will be three weeks in the vacation year which starts June 1, 1999. This offer is conditional upon your satisfactorily completing a physical examination including drug screening.

Matt, I look forward to you joining the Central Sprinkler Company team and hope to hear from you soon. Should you have any questions, please contact me at (215) 393-0223 or Ray Rawlins at (215) 393-0285.


Sincerely,


/s/ E. Talbot Briddell
------------------------
E. Talbot (Tal) Briddell
Chairman & CEO

                                                           Agreed & Accepted by:
                                                               Mathias J. Barton
Cc: R. E. Rawlins

                            Central Sprinkler Company
             451 North Cannon Avenue, Lansdale, Pennsylvania 19446

(215) 362-0700          (800) 523-6512      FAX: (215) 362-5385